Exhibit 99.1

FOR IMMEDIATE RELEASE

ALLSTON, MA, January 31, 2008

New England Realty Associates (AMEX: NEN) Announces Increase to Share Repurchase Plan

New England Realty Associates Limited Partnership today announced that its general partner has authorized an increase in the total number of Depositary Receipts that the Partnership is authorized to repurchase under its equity repurchase program originally adopted on August 20, 2007 and amended on January 15, 2008 from 200,000 to 300,000.  Under the repurchase program, the Partnership may repurchase Depositary Receipts from time to time in open market transactions at prevailing prices or through privately negotiated transactions.  The timing and amount of repurchases under the repurchase program, if any, will depend on market conditions, the trading price of depositary receipts, trading volume and other factors.  To date, 199,018 Depositary Receipts have been repurchased by the Partnership.  The expanded capacity under the repurchase program is expected to enable management to further take advantage of market opportunities to provide long-term value to its partners.

Contact:	Sally Starr
New England Realty Associates LP
39 Brighton Avenue, Allston, MA 02134
617- 850-7244
e-mail: nera@thehamiltoncompany.com